NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

1 of 15
July 31, 2023 GERMAN AMERICAN BANCORP, INC. (GABC)         REPORTS SOLID SECOND QUARTER 2023 EARNINGS

Jasper, Indiana: July 31, 2023 – German American Bancorp, Inc. (Nasdaq: GABC) reported solid second quarter earnings of $22.1 million, or $0.75 per share. This level of quarterly earnings reflected a linked quarter increase of $1.3 million, or approximately 6% on a per share basis, from 2023 first quarter earnings of $20.8 million or $0.71 per share.

The Company remained well positioned at the end of the second quarter 2023 with continued solid liquidity and strong capital. Second quarter 2023 operating performance was highlighted by marginal net interest margin compression, solid loan growth, a stable/diversified deposit base, continued strong credit metrics, reductions in non-interest expense and growth in most non-interest income categories.

The net interest margin declined marginally from 3.69% to 3.63%, or 6 basis points, during the second quarter of 2023 as compared to the first quarter of 2023, as the earning asset yield increase of 21 basis points mostly kept pace with the funding cost increase of 27 basis points. The continued rise in the cost of funds in the second quarter of 2023 was driven by the continued historic pace of Federal Reserve interest rate increases, competitive deposit pricing in the marketplace, and a change in the Company’s deposit composition as customers looked for higher yield opportunities.

Second quarter 2023 deposits increased approximately $24.8 million, or 2% on an annualized basis, compared to the first quarter of 2023. Non interest bearing accounts remained stable at a healthy 30% of total deposits. The core deposit base remains diverse with stable and manageable exposure to uninsured and uncollateralized deposits of approximately 21%.

During the second quarter of 2023, total loans increased $57.6 million, or 6% on an annualized basis, with all categories of loans showing growth. The Company’s loan portfolio composition remained diverse with minimal risk exposure to the commercial office sector. Credit metrics remained strong as non-performing assets were 0.21% of period end assets and non-performing loans totaled 0.32% of period end loans.

Non-Interest income for the second quarter 2023 was relatively flat when compared to the linked first quarter 2023, as cyclical insurance contingency revenue of nearly $1 million was recognized in the first quarter. Most other non-interest income lines reflected solid increases over the linked first quarter. Wealth management fees increased 10% attributable to increased assets under management; interchange fee income increased 5% driven by increased customer card utilization; and other operating income increased 21% driven by interest rate swap transactions.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

2 of 15

The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.25 per share, which will be payable on August 20, 2023 to shareholders of record as of August 10, 2023. As previously reported, this dividend rate represents a 9% increase over the rate in effect during 2022.

D. Neil Dauby, German American’s Chairman & CEO stated, “We are extremely pleased to deliver solid second quarter operating performance. German American remains extremely well positioned with solid liquidity, strong capital and a diverse core deposit base which speaks to the strength and resilience of our Company. Thanks to the dedicated efforts of our relationship-focused team of professionals, we are confident that our strong community presence, healthy financial condition and disciplined approach to risk management and earnings growth will continue to drive future profitability. We remain excited and committed to the vitality and growth of our Indiana and Kentucky communities.”

Balance Sheet Highlights

Total assets for the Company totaled $6.053 billion at June 30, 2023, representing an increase of $56.4 million compared with March 31, 2023 and a decline of $418.4 million compared with June 30, 2022. The increase in total assets at June 30, 2023 compared with March 31, 2023 was primarily related to an increase in total loans, while the decline in total assets compared to June 30, 2022 was largely attributable to a decline in total deposits which in turn has led to a decline in short-term investments as well as the Company's securities portfolio. Federal funds sold and other short-term investments totaled $62.9 million at June 30, 2023 compared with $10.3 million at March 31, 2023 and $415.1 million at June 30, 2022.

Securities available for sale declined $69.5 million as of June 30, 2023 compared with March 31, 2023 and declined $221.0 million compared with June 30, 2022. The changes in the available for sale securities portfolio during the second quarter of 2023 compared with the end of the first quarter 2023 was largely attributable to the Company's utilization of cash flows from the securities portfolio to fund loan growth. Total cash flow generated from the portfolio totaled approximately $56.0 million during the second quarter of 2023, reflecting principal and interest payments as well as a modest level of securities sales. Current projections indicate approximately $150.0 million in principal and interest cash flows from the portfolio over the next twelve months with rates unchanged. The decline in the securities portfolio at June 30, 2023 compared with June 30, 2022 was largely attributable to fair value adjustments on the portfolio caused by the rise in market interest rates over the past year and the Company's utilization of cash flows generated by the portfolio for general balance sheet funding.

June 30, 2023 total loans increased $57.6 million, or 6% on an annualized basis, compared with March 31, 2023 and increased $177.7 million, or 5%, compared with June 30, 2022. The increase during the second quarter of 2023 compared with March 31, 2023 was broad-based across all segments of the portfolio. Commercial and industrial loans increased $1.8 million, or 1% on an annualized basis, commercial real estate loans increased $20.9 million, or 4% on an annualized basis, while agricultural loans grew $16.9

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

3 of 15
million, or 18% on an annualized basis, and retail loans grew by $18.0 million, or 10% on an annualized basis.

The composition of the loan portfolio has remained relatively stable and diversified over the past several years, including 2023. The portfolio is most heavily concentrated in commercial real estate loans at 53% of the portfolio, followed by commercial and industrial loans at 17% of the portfolio, and agricultural loans at 10% of the portfolio. The Company’s commercial lending is extended to various industries, including multi-family housing and lodging, agribusiness and manufacturing, as well as health care, wholesale, and retail services. The Company's commercial real estate portfolio has limited exposure to office real estate, with office exposure totaling approximately 4% of the total loan portfolio.

End of Period Loan Balances	6/30/2023	3/31/2023	6/30/2022
(dollars in thousands)

Commercial & Industrial Loans	$669,137	$667,306	$641,496
Commercial Real Estate Loans	2,021,109	2,000,237	1,904,235
Agricultural Loans	395,466	378,587	397,524
Consumer Loans	389,440	376,398	366,322
Residential Mortgage Loans	355,329	350,338	343,166
	$3,830,481	$3,772,866	$3,652,743

The Company’s allowance for credit losses totaled $44.3 million at both June 30, 2023 and March 31, 2023 compared to $45.0 million at June 30, 2022. The allowance for credit losses represented 1.16% of period-end loans at June 30, 2023 compared with 1.18% at March 31, 2023 and 1.23% of period-end loans at June 30, 2022.

Non-performing assets totaled $12.4 million at June 30, 2023 compared to $14.6 million at March 31, 2023 and $15.1 million at June 30, 2022. Non-performing assets represented 0.21% of total assets at June 30, 2023 compared to 0.24% at March 31, 2023 and 0.23% at June 30, 2022. Non-performing loans totaled $12.4 million at June 30, 2023 compared to $14.6 million at March 31, 2023 and $15.1 million at June 30, 2022. Non-performing loans represented 0.32% of total loans at June 30, 2023 compared to 0.39% at March 31, 2023 and 0.41% at June 30, 2022.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

4 of 15

Non-performing Assets
(dollars in thousands)
	6/30/2023	3/31/2023	6/30/2022
Non-Accrual Loans	$11,423	$13,495	$13,921
Past Due Loans (90 days or more)	1,000	1,098	1,161
Total Non-Performing Loans	12,423	14,593	15,082
Other Real Estate	—	—	—
Total Non-Performing Assets	$12,423	$14,593	$15,082

Restructured Loans	$—	$—	$—

Overall deposits stabilized during the second quarter of 2023 compared with the overall level of deposits at March 31, 2023. June 30, 2023 total deposits increased $24.8 million, or 2% on an annualized basis, compared to March 31, 2023 and declined $533.9 million, or 9%, compared with June 30, 2022. The Company has continued to see customer movement from both interest bearing and non-interest bearing transactional accounts to time deposits due primarily to the rising interest rate environment. Non-interest bearing deposits have remained relatively stable as a percent of total deposits with June 30, 2023 non-interest deposits totaling 30% of total deposits compared with 31% at both March 31, 2023 and June 30, 2022.

A competitive market driven by rising interest rates has been a significant contributing factor to the decline in total deposits over the course of the past year. Additionally, a meaningful level of the outflow of deposits experienced during the past year was captured within the Company's wealth management group.

June 30, 2023 total borrowings increased $36.4 million compared to March 31, 2023 and increased $82.6 million compared with June 30, 2022. The increase in total borrowings over the course of the second quarter of 2023 and past year has been to fund loan growth and mitigate deposit outflows.

End of Period Deposit Balances	6/30/2023	3/31/2023	6/30/2022
(dollars in thousands)

Non-interest-bearing Demand Deposits	$1,540,564	$1,601,206	$1,745,067
IB Demand, Savings, and MMDA Accounts	3,056,396	3,039,393	3,503,789
Time Deposits < $100,000	256,504	245,104	263,798
Time Deposits > $100,000	326,241	269,192	200,954
	$5,179,705	$5,154,895	$5,713,608

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

5 of 15
At June 30, 2023, the capital levels for the Company and its subsidiary bank, German American Bank (the "Bank"), remained well in excess of the minimum amounts needed for capital adequacy purposes and the Bank’s capital levels met the necessary requirements to be considered well-capitalized.

	6/30/2023 Ratio	3/31/2023 Ratio	6/30/2022 Ratio
Total Capital (to Risk Weighted Assets)
Consolidated	16.06%	15.89%	15.07%
Bank	14.50%	14.37%	13.86%
Tier 1 (Core) Capital (to Risk Weighted Assets)
Consolidated	14.50%	14.32%	13.58%
Bank	13.76%	13.63%	13.23%
Common Tier 1 (CET 1) Capital Ratio (to Risk Weighted Assets)
Consolidated	13.78%	13.60%	12.85%
Bank	13.76%	13.63%	13.23%
Tier 1 Capital (to Average Assets)
Consolidated	11.44%	11.08%	9.57%
Bank	10.87%	10.55%	9.33%

Results of Operations Highlights – Quarter ended June 30, 2023

Net income for the quarter ended June 30, 2023 totaled $22,123,000, or $0.75 per share, an increase of 6% on a per share basis, compared with the first quarter 2023 net income of $20,807,000, or $0.71 per share, and a decline of 7% on a per share basis compared with the second quarter 2022 net income of $23,747,000, or $0.81 per share.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

6 of 15

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Quarter Ended			Quarter Ended			Quarter Ended
	June 30, 2023			March 31, 2023			June 30, 2022

	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$54,228	$660	4.88%	$46,729	$345	2.99%	$606,488	$1,232	0.81%
Securities	1,667,871	12,094	2.90%	1,729,189	12,595	2.91%	1,875,202	12,625	2.69%
Loans and Leases	3,787,436	52,350	5.54%	3,773,789	49,245	5.29%	3,649,466	40,058	4.40%
Total Interest Earning Assets	$5,509,535	$65,104	4.74%	$5,549,707	$62,185	4.53%	$6,131,156	$53,915	3.52%

Liabilities
Demand Deposit Accounts	$1,545,455			$1,636,133			$1,740,592
IB Demand, Savings, and
MMDA Accounts	$3,118,225	$10,035	1.29%	$3,119,979	$7,414	0.96%	$3,622,748	$1,113	0.12%
Time Deposits	546,982	3,322	2.44%	451,644	1,557	1.40%	492,453	436	0.36%
FHLB Advances and Other Borrowings	177,146	1,899	4.30%	244,645	2,509	4.16%	145,705	1,120	3.08%
Total Interest-Bearing Liabilities	$3,842,353	$15,256	1.59%	$3,816,268	$11,480	1.22%	$4,260,906	$2,669	0.25%

Cost of Funds			1.11%			0.84%			0.17%
Net Interest Income		$49,848			$50,705			$51,246
Net Interest Margin			3.63%			3.69%			3.35%

During the second quarter of 2023, net interest income, on a non tax-equivalent basis, totaled $48,258,000, a decline of $751,000, or 2%, compared to the first quarter of 2023 net interest income of $49,009,000 and a decline of $1,339,000, or 3%, compared to the second quarter of 2022 net interest income of $49,597,000.

The decline in net interest income during the second quarter of 2023 compared with the first quarter of 2023 was primarily attributable to a decline in the Company's net interest margin. The decline in net interest income during the second quarter of 2023 compared with the second quarter of 2022 was primarily attributable to a decline in average earning assets, driven by a reduced level of average deposits, which was partially mitigated by an improved net interest margin resulting from the rise in market interest rates.

The tax equivalent net interest margin for the quarter ended June 30, 2023 was 3.63% compared with 3.69% in the first quarter of 2023 and 3.35% in the second quarter of 2022. The decline in the net interest margin

NEWS RELEASE

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D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

7 of 15
during the second quarter of 2023 compared with the first quarter of 2023 was largely driven by an increase in the cost of funds. The cost of funds continued to accelerate higher in the second quarter of 2023 due to the continued increase of market interest rates, very competitive deposit pricing in the marketplace, customers actively looking for yield opportunities within and outside the banking industry and a change in the Company's deposit composition. The improvement in the net interest margin during the second quarter of 2023 compared with the second quarter of 2022 was largely attributable to increased market interest rates resulting in improved yields on earning assets that outpaced increased cost of funds over the course of the past year.

The Company's net interest margin and net interest income have been impacted by accretion of loan discounts on acquired loans. Accretion of discounts on acquired loans totaled $716,000 during the second quarter of 2023, $530,000 during the first quarter of 2023 and $1,528,000 during the second quarter of 2022. Accretion of loan discounts on acquired loans contributed approximately 5 basis points to the net interest margin in the second quarter of 2023, 4 basis points in the first quarter of 2023 and 10 basis points in the second quarter of 2022.

During the quarter ended June 30, 2023, the Company recorded a provision for credit losses of $550,000 compared with a provision for credit losses of $1,100,000 in the first quarter of 2023 and a provision for credit losses of $300,000 during the second quarter of 2022.

Net charge-offs totaled $599,000, or 6 basis points on an annualized basis, of average loans outstanding during the second quarter of 2023 compared with $953,000, or 10 basis points on an annualized basis, of average loans during the first quarter of 2023 and compared with $347,000, or 4 basis points, of average loans during the second quarter of 2022.

During the quarter ended June 30, 2023, non-interest income totaled $14,896,000, a decline of $71,000, or less than 1%, compared with the first quarter of 2023 and a decline of $284,000, or 2%, compared with the second quarter of 2022.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

8 of 15

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	6/30/2023	3/31/2023	6/30/2022
(dollars in thousands)

Wealth Management Fees	$2,912	$2,644	$2,642
Service Charges on Deposit Accounts	2,883	2,788	2,871
Insurance Revenues	2,130	3,135	2,254
Company Owned Life Insurance	429	401	894
Interchange Fee Income	4,412	4,199	4,167
Other Operating Income	1,462	1,211	1,225
Subtotal	14,228	14,378	14,053
Net Gains on Sales of Loans	630	587	1,049
Net Gains on Securities	38	2	78
Total Non-interest Income	$14,896	$14,967	$15,180

Wealth management fees increased $268,000, or 10%, during the second quarter of 2023 compared with the first quarter of 2023 and increased by $270,000, or 10%, compared with the second quarter of 2022. The increase during the second quarter of 2023 was largely attributable to increased assets under management within the Company's wealth management group as compared with both the first quarter of 2023 and second quarter of 2022.

Insurance revenues declined $1,005,000, or 32%, during the quarter ended June 30, 2023, compared with the first quarter of 2023 and declined $124,000, or 6%, compared with the second quarter of 2022. The variance during the second quarter of 2023 compared with the first quarter of 2022 was primarily related to contingency revenue. Contingency revenue during the second quarter of 2023 totaled $10,000 compared with $945,000 during the first quarter of 2023. Contingency revenue is reflective of claims and loss experience with insurance carriers that the Company represents through its property and casualty insurance agency. Typically, the majority of contingency revenue is recognized during the first quarter of the year.

Interchange fee income increased $213,000, or 5%, during the quarter ended June 30, 2023 compared with the first quarter of 2023 and increased $245,000, or 6%, compared with the second quarter of 2022. The increased level of fees during the second quarter of 2023 compared with both the first quarter of 2023 and the second quarter of 2022 was due to increased card utilization by customers.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

9 of 15
Other operating income increased $251,000, or 21%, during the second quarter of 2023 compared with the first quarter of 2023 and increased $237,000, or 19%, compared with the second quarter of 2022. The increase during the second quarter of 2023 compared with both periods was largely attributable to fees associated with interest rate swap transactions with loan customers.

Net gains on sales of loans increased $43,000, or 7%, during the second quarter of 2023 compared with the first quarter of 2023 and declined $419,000, or 40%, compared with the second quarter of 2022. The decline in the second quarter of 2023 compared with the second quarter of 2022 was largely related to a lower volume of loans sold and lower pricing levels. Loan sales totaled $24.8 million during the second quarter of 2023 compared with $23.4 million during the first quarter of 2023 and $52.5 million during the second quarter of 2022.

During the quarter ended June 30, 2023, non-interest expense totaled $35,726,000, a decline of $1,890,000, or 5%, compared with the first quarter of 2023, and remained relatively stable compared with the second quarter of 2022.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	6/30/2023	3/31/2023	6/30/2022
(dollars in thousands)

Salaries and Employee Benefits	$20,103	$21,846	$20,384
Occupancy, Furniture and Equipment Expense	3,443	3,820	3,772
FDIC Premiums	687	741	465
Data Processing Fees	2,803	2,755	2,460
Professional Fees	1,614	1,562	1,573
Advertising and Promotion	1,261	1,167	1,027
Intangible Amortization	734	785	957
Other Operating Expenses	5,081	4,940	5,063
Total Non-interest Expense	$35,726	$37,616	$35,701

Salaries and benefits declined $1,743,000, or 8%, during the quarter ended June 30, 2023 compared with the first quarter of 2023 and declined $281,000, or 1%, compared with the second quarter of 2022. The decline in salaries and benefits during the second quarter of 2023 compared with the first quarter of 2023 was primarily due to lower incentive plan costs, declines in retirement plan matching costs, and lower health insurance benefit costs.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

10 of 15

Occupancy, furniture and equipment expense declined $377,000, or 10%, during the quarter ended June 30, 2023 compared with the first quarter of 2023 and declined $329,000, or 9%, compared with the second quarter of 2022. The decline in the second quarter of 2023 compared with the first quarter of 2023 was primarily attributable to lower repairs and maintenance costs, lower utility costs and reduced real and personal property tax expense. The decline in the second quarter of 2023 compared with the second quarter of 2022 was largely attributable to lower repairs and maintenance costs and reduced net costs related to leased properties.

FDIC premiums declined $54,000, or 7%, during the quarter ended June 30, 2023 compared with the first quarter of 2023 and increased $222,000, or 48%, compared with the second quarter of 2022. The increase in the second quarter of 2023 compared with the second quarter of 2022 was primarily related to an industry-wide 2 basis point increase in the base FDIC premium assessment effective January 1, 2023.

Data processing fees increased $48,000, or 2%, during the second quarter of 2023 compared with the first quarter of 2023 and increased $343,000, or 14%, compared with the second quarter of 2022. The increase during the second quarter of 2023 compared with the second quarter of 2022 was largely driven by costs associated with enhancements to the Company's data processing systems.

Advertising and promotion expense increased $94,000, or 8%, in the second quarter of 2023 compared with the first quarter of 2022 and increased $234,000, or 23%, compared with the second quarter of 2022. The increase during the second quarter of 2023 compared with the first quarter of 2023 was largely attributable to the timing of contributions made to organizations within the Company's markets. The increase in the second quarter of 2023 compared with the second quarter of 2022 was primarily due to an increase in overall marketing and advertising costs.

About German American

German American Bancorp, Inc. is a Nasdaq-traded (symbol: GABC) financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 76 banking offices in 20 contiguous southern Indiana counties and 14 counties in Kentucky. The Company also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.).

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

11 of 15
Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in this press release. Factors that could cause actual experience to differ from the expectations expressed or implied in this press release include:

a.changes in interest rates and the timing and magnitude of any such changes;
b.unfavorable economic conditions, including a prolonged period of inflation, and the resulting adverse impact on, among other things, credit quality;
c. the impacts related to or resulting from recent bank failures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks;
d. the impacts of epidemics, pandemics or other infectious disease outbreaks;
e.    changes in competitive conditions;
f.    the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies;
g.    changes in customer borrowing, repayment, investment and deposit practices;
h.    changes in fiscal, monetary and tax policies;
i.    changes in financial and capital markets;
j.    capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by German American of outstanding debt or equity securities;
k.    risks of expansion through acquisitions and mergers, such as unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base or employee base of the acquired institution or branches, and difficulties in integration of the acquired operations;

l.    factors driving impairment charges on investments;

m.    the impact, extent and timing of technological changes;
n.    potential cyber-attacks, information security breaches and other criminal activities;

NEWS RELEASE

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D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

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o.    litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future;
p.    actions of the Federal Reserve Board;
q.    the possible effects of the replacement of the London Interbank Offered Rate (LIBOR);
r.    the potential for increases to, and volatility in, the balance of our allowance for credit losses and related provision expense due to the current expected credit loss (CECL) standard;

s.    changes in accounting principles and interpretations;
t.    potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to German American’s banking subsidiary;
u.    actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms;
v.    impacts resulting from possible amendments or revisions to the Dodd-Frank Act and the regulations promulgated thereunder, or to Consumer Financial Protection Bureau rules and regulations;
w.    the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends; and
x.    other risk factors expressly identified in German American’s filings with the SEC.
Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of German American. Readers are cautioned not to place undue reliance on these forward-looking statements. It is intended that these forward-looking statements speak only as of the date they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	June 30, 2023	March 31, 2023	June 30, 2022
ASSETS
Cash and Due from Banks	$78,223	$70,506	$111,904
Short-term Investments	62,948	10,289	415,136
Investment Securities	1,601,062	1,670,609	1,822,088

Loans Held-for-Sale	8,239	6,011	9,171

Loans, Net of Unearned Income	3,826,009	3,768,872	3,649,369
Allowance for Credit Losses	(44,266)	(44,315)	(45,031)
Net Loans	3,781,743	3,724,557	3,604,338

Stock in FHLB and Other Restricted Stock	14,856	14,957	15,259
Premises and Equipment	112,629	112,225	111,341
Goodwill and Other Intangible Assets	188,130	188,929	191,611
Other Assets	205,439	198,836	190,855
TOTAL ASSETS	$6,053,269	$5,996,919	$6,471,703

LIABILITIES
Non-interest-bearing Demand Deposits	$1,540,564	$1,601,206	$1,745,067
Interest-bearing Demand, Savings, and Money Market Accounts	3,056,396	3,039,393	3,503,789
Time Deposits	582,745	514,296	464,752
Total Deposits	5,179,705	5,154,895	5,713,608

Borrowings	227,484	191,052	144,885
Other Liabilities	43,515	45,641	38,781
TOTAL LIABILITIES	5,450,704	5,391,588	5,897,274

SHAREHOLDERS' EQUITY
Common Stock and Surplus	418,033	417,203	415,851
Retained Earnings	433,384	418,620	369,673
Accumulated Other Comprehensive Income (Loss)	(248,852)	(230,492)	(211,095)
SHAREHOLDERS' EQUITY	602,565	605,331	574,429

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,053,269	$5,996,919	$6,471,703

END OF PERIOD SHARES OUTSTANDING	29,572,783	29,573,439	29,483,045

TANGIBLE BOOK VALUE PER SHARE (1)	$14.01	$14.08	$12.98

(1) Tangible Book Value per Share is defined as Total Shareholders' Equity less Goodwill and Other Intangible Assets divided by End of Period Shares Outstanding.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
INTEREST INCOME
Interest and Fees on Loans	$52,202	$49,061	$39,987	$101,263	$78,922
Interest on Short-term Investments	660	345	1,232	1,005	1,512
Interest and Dividends on Investment Securities	10,652	11,083	11,047	21,735	21,107
TOTAL INTEREST INCOME	63,514	60,489	52,266	124,003	101,541

INTEREST EXPENSE
Interest on Deposits	13,357	8,971	1,549	22,328	2,878
Interest on Borrowings	1,899	2,509	1,120	4,408	2,158
TOTAL INTEREST EXPENSE	15,256	11,480	2,669	26,736	5,036

NET INTEREST INCOME	48,258	49,009	49,597	97,267	96,505
Provision for Credit Losses	550	1,100	300	1,650	5,500
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	47,708	47,909	49,297	95,617	91,005

NON-INTEREST INCOME
Net Gain on Sales of Loans	630	587	1,049	1,217	2,470
Net Gain on Securities	38	2	78	40	450
Other Non-interest Income	14,228	14,378	14,053	28,606	28,448
TOTAL NON-INTEREST INCOME	14,896	14,967	15,180	29,863	31,368

NON-INTEREST EXPENSE
Salaries and Benefits	20,103	21,846	20,384	41,949	43,472
Other Non-interest Expenses	15,623	15,770	15,317	31,393	40,389
TOTAL NON-INTEREST EXPENSE	35,726	37,616	35,701	73,342	83,861

Income before Income Taxes	26,878	25,260	28,776	52,138	38,512
Income Tax Expense	4,755	4,453	5,029	9,208	5,698

NET INCOME	$22,123	$20,807	$23,747	$42,930	$32,814

BASIC EARNINGS PER SHARE	$0.75	$0.71	$0.81	$1.45	$1.11
DILUTED EARNINGS PER SHARE	$0.75	$0.71	$0.81	$1.45	$1.11

WEIGHTED AVERAGE SHARES OUTSTANDING	29,573,042	29,507,446	29,483,848	29,540,425	29,443,673
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	29,573,042	29,507,446	29,483,848	29,540,425	29,443,673

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,	June 30,
		2023	2023	2022	2023	2022
EARNINGS PERFORMANCE RATIOS
	Annualized Return on Average Assets	1.47%	1.37%	1.43%	1.42%	0.98%
	Annualized Return on Average Equity	14.66%	14.39%	15.87%	14.52%	9.79%
	Annualized Return on Average Tangible Equity (1)	21.32%	21.38%	23.29%	21.34%	13.68%
	Net Interest Margin	3.63%	3.69%	3.35%	3.66%	3.24%
	Efficiency Ratio (2)	54.08%	56.08%	52.37%	55.09%	62.69%
	Net Overhead Expense to Average Earning Assets (3)	1.51%	1.63%	1.34%	1.57%	1.70%

ASSET QUALITY RATIOS
	Annualized Net Charge-offs to Average Loans	0.06%	0.10%	0.04%	0.08%	0.03%
	Allowance for Credit Losses to Period End Loans	1.16%	1.18%	1.23%
	Non-performing Assets to Period End Assets	0.21%	0.24%	0.23%
	Non-performing Loans to Period End Loans	0.32%	0.39%	0.41%
	Loans 30-89 Days Past Due to Period End Loans	0.29%	0.27%	0.26%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
	Average Assets	$6,034,900	$6,078,126	$6,637,969	$6,056,393	$6,688,688
	Average Earning Assets	$5,509,535	$5,549,707	$6,131,156	$5,529,510	$6,189,703
	Average Total Loans	$3,787,436	$3,773,789	$3,649,466	$3,780,650	$3,658,225
	Average Demand Deposits	$1,545,455	$1,636,133	$1,740,592	$1,590,544	$1,739,975
	Average Interest Bearing Liabilities	$3,842,353	$3,816,268	$4,260,906	$3,829,382	$4,233,478
	Average Equity	$603,666	$578,562	$598,440	$591,183	$670,578

	Period End Non-performing Assets (4)	$12,423	$14,593	$15,082
	Period End Non-performing Loans (5)	$12,423	$14,593	$15,082
	Period End Loans 30-89 Days Past Due (6)	$11,045	$10,360	$9,350

	Tax Equivalent Net Interest Income	$49,848	$50,705	$51,246	$100,554	$99,713
	Net Charge-offs during Period	$599	$953	$347	$1,552	$603

(1)	Average Tangible Equity is defined as Average Equity less Average Goodwill and Other Intangibles.
(2)	Efficiency Ratio is defined as Non-interest Expense less Intangible Amortization divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-interest Income less Net Gain on Securities.
(3)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(4)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Other Real Estate Owned.
(5)	Non-performing loans are defined as Non-accrual Loans and Loans Past Due 90 days or more.
(6)	Loans 30-89 days past due and still accruing.